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                                                                    EXHIBIT 99.1

[CPS Logo] NEWS RELEASE
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   CPS ANNOUNCES $327.5 MILLION SECURITIZATION AND RENEWAL OF CREDIT FACILITY

IRVINE, Calif. - September 27, 2007 - Consumer Portfolio Services, Inc. (Nasdaq:
CPSS) ("CPS" or the "Company") announced that it closed a term securitization transaction today, issuing $294.750 million of investment grade notes backed by automotive receivables. The Company also announced that it has renewed one of its $200 million revolving warehouse credit facilities. The renewed facility now extends through September 30, 2008.

In the term transaction, qualified institutional buyers purchased $294,750,000 of notes backed by automotive receivables purchased by CPS. The notes, issued by CPS Auto Receivables Trust 2007-C, consist of four classes. The ratings of the notes were provided by Standard & Poor's and Moody's Investors Services and were based on the structure of the transaction, CPS's experience as a servicer and a financial guaranty insurance policy issued by Financial Security Assurance Inc.

                                     Interest      Average                      Standard &       Moody's
  Note Class          Amount           Rate          Life          Price      Poor's Rating      Rating
---------------- ----------------- ------------- ------------- -------------- --------------- ---------------
      A-1        $46.000 million     5.3875%      0.21 years      100.000          A-1+            P-1
      A-2        $77.300 million     5.4400%      0.85 years      99.999           AAA             Aaa
      A-3        $89.500 million     5.4300%      1.95 years      99.993           AAA             Aaa
      A-4        $81.950 million     5.9200%      3.49 years      99.980           AAA             Aaa

The weighted average effective coupon on the notes is approximately 5.69%.

The 2007-C transaction has initial credit enhancement of 12.00% consisting of a cash deposit in the amount of 2.00% of the original receivable pool balance, plus subordinated interests of 10.00%. That enhancement level is to be supplemented by accelerated payment of principal on the notes to reach a combined level of 16.75% of the then-outstanding receivable pool balance. These levels represent a decrease of 50 and 100 basis points, respectively, from the Company's last regular quarterly term securitization, CPS Auto Receivables Trust 2007-B, in June 2007.

The transaction utilized a pre-funding structure, in which CPS sold approximately $230.9 million of receivables today and plans to sell approximately $96.6 million of additional receivables during October 2007. This further sale is intended to provide CPS with financing for receivables originated primarily in the month of September.

"We are pleased with the execution of our most recent securitization and the renewal of one of our credit lines amid the lingering effects of the recent credit squeeze," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer of CPS. "Our consistent portfolio performance has resulted in lower credit enhancement levels and continued access to the capital markets despite ongoing market volatility. While the credit spreads required by investors widened from our last term deal in June, much of this increase was offset by lower yields in the Treasury market. The resulting blended cost was only slightly higher than the June transaction." The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

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ABOUT CONSUMER PORTFOLIO SERVICES, INC.
Consumer Portfolio Services, Inc. is a specialty finance company engaged in purchasing and servicing new and used retail automobile contracts originated primarily by franchised automobile dealerships and to a lesser extent by select independent dealers of used automobiles in the United States. We serve as an alternative source of financing for dealers, facilitating sales to sub-prime customers, who have limited credit history, low income or past credit problems and who otherwise might not be able to obtain financing from traditional sources.

INVESTOR CONTACT

Robert E. Riedl
Consumer Portfolio Services
949-753-6800